Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No:  333-166225
September 1, 2010

Sidhu's goal: No. 1 Berks bank
Former Sovereign Bancorp chief says there's no No. 2*

By Tony Lucia
Reading Eagle

Jay S. Sidhu's comeback to banking in Berks County was expected to be relatively modest: The opening of a single branch of his Customers [...] Bank in Wyomissing had been announced for August, and indeed, that branch now is open at 1001 Penn Ave.

But Sidhu had something grander in mind.

"Our goal is to become Berks County's No. 1 bank," Sidhu said in an interview Wednesday. "There isn't a second goal."

So he took the county by surprise Tuesday with the announcement that Customers [... Bank] had agreed to purchase Berkshire Bancorp, Wyomissing, and its five branches.

And Sidhu emphasized that Wyomissing - not Phoenixville, where New Century Bank (which now does business under the Customers [... Bank] name) was based when he joined it in June 2009 - is now the company's headquarters.

Sidhu said Wednesday that his bank will pay book value, which as of today is about $11 million.

Some of that total includes $2.89 million from Berkshire Bank's participation in the government's Capital Purchase Program, part of the Troubled Asset Relief Program, which Sidhu said Customers [... Bank] will repay.

The price also could be affected by any deterioration in the quality of loans between now and the closing date in the first quarter of 2011.

Norman E. Heilenman, Berkshire Bank's chairman and chief executive, and Richard C. Gromis, its president, said they will be joining Customers [... Bank], but that their titles had not been determined.

Sidhu said Berkshire's 48 employees will be offered positions within his organization, but also that there might be some overlap. In that case, he said, affected employees will be provided severance.

He said the banks had started talks in September, but that more recently they came together quickly, within a matter of weeks.

Gromis, a Berkshire founder, admitted to mixed emotions.

"I have a little bit of melancholy that the Berkshire Bank name will cease to exist," Gromis said. "But there are a lot of opportunities around Berks County."

"We're excited about coming together," Heilenman added. "Everything that Jay has talked about, our board embraced. Everything we'll do together is enhanced beyond what we had been able to do."

Angie Lattanzio, manager of Customers [... Bank]'s Wyomissing branch, said that in the week or two that it has been open, it already has done close to $2 million in business.

Like many Customers [... Bank] employees, she was formerly with Sovereign Bank - the bank that Sidhu led before a fractious battle over its control led him to resign in 2006, and which has a branch one block away at Penn Avenue and Park Road.

Sidhu also noted with affection that when he first arrived in Berks County in the 1980s to meet with George Gaul, then head of Penn Savings Bank and later the chairman of Sovereign, Penn Savings' successor, Gaul's office was in the same building where Customers [... Bank] now has its headquarters.

The bank's growth - it has grown to 15 branches from five within a matter of months, has met Sidhu's goal of more than $1 billion in assets in little more than a year and went from $15 million to more than $100 million in capital - would be remarkable even in a healthy economy. But Sidhu - faulted by some for too-rapid growth at Sovereign - said strong management will make it work.

"You start with people," he said. "The capital raise was critical. But capital is not a problem for us; capital is chasing us."

Sidhu envisions Customers [... Bank] having a major presence from Morgantown through Pottsville, around the suburban Philadelphia area, where it already has a presence, and into New Jersey. He said a branch in Reading is likely.

"I think it's underserved," he said. "We are not just a bank for the wealthy; we're also for the folks who need basic banking services. And we want to assist with the economic development of Reading."

He said the bank still plans an initial public offering, when the market recovers, and that there is much interest in that locally.[†]

______________________________

†  This is a forward-looking statement.  In addition to contingencies relating to market conditions, other factors could affect the Bank’s decision to conduct an initial public offering or the timing thereof.  Such factors include, but are not limited to, the existence or timing of pending or future acquisitions, unanticipated actions of third parties, and future financial results of the Bank and their effect on the availability or desirability of conducting an initial public offering.  See also our safe harbor statement below regarding forward-looking statements.

"Every day somebody asks the question," said Richard A. Ehst, Customers [... Bank] president and chief operating officer.

About the Bank

New Century Bank (the “Bank”) is a state-chartered, full-service bank headquartered in Phoenixville, Pennsylvania.  The Bank is a member of the Federal Reserve System and is insured by the Federal Deposit Insurance Corporation (FDIC).  With assets of more than $900 million, the Bank provides a full range of banking services to small and medium-sized businesses, professionals, individuals and families through branch locations in Pennsylvania and New York. The Bank is focused on serving its targeted markets with a growth strategy that includes strategically placed branches throughout its market area and continually expanding its portfolio of loans to small businesses and consumers.

The Bank has filed a registration statement on Form S-1 (File no. 333-166225) with the U.S. Securities and Exchange Commission ("SEC") which includes a prospectus for the offer and sale of securities of a potential bank holding company (the “Holding Company”) to shareholders of the Bank in connection with a proposed reorganization of the Bank to a bank holding company structure (the "proposed transaction"), as well as a proxy statement of the Bank for the solicitation of proxies from the Bank's shareholders for use at the Bank's 2010 annual meeting.  The combined prospectus and proxy statement, together with other documents filed by the Holding Company with the SEC, will contain important information about the Bank, the Holding Company and the proposed transaction.  We urge investors and Bank shareholders to read carefully the combined prospectus and proxy statement and other documents filed with the SEC, including any amendments or supplements also filed with the SEC.  Bank shareholders in particular should read the combined prospectus and proxy statement carefully before making a decision concerning the proposed transaction. Investors and shareholders may obtain a free copy of the combined prospectus and proxy statement at the SEC's website at http://www.sec.gov.  Copies of the combined prospectus and proxy statement can also be obtained free of charge by directing a request to New Century Bank, Corporate Secretary, 99 Bridge Street, Phoenixville, PA 19460, or calling (484) 923-2164.

The Bank, the Holding Company and certain of their directors and executive officers may, under the rules of the SEC, be deemed to be "participants" in the solicitation of proxies from shareholders in connection with the proposed transaction.  Information concerning the interests of directors and executive officers is set forth in the combined prospectus and proxy statement relating to the proposed transaction.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act of 1933, as amended.

“Safe Harbor” Statement

In addition to historical information, this information may contain “forward-looking statements” which are made in good faith by the Bank, pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include statements with respect to the Bank’s strategies, goals, beliefs, expectations, estimates, intentions, financial condition, results of operations, future performance and business.  Statements preceded by, followed by or that include the words “may,” “could,” “should,” “pro forma,” “looking forward,” “would,”  “believe,” “expect,” “anticipate,” “estimate,” “intend,” “plan,” or similar expressions generally indicate a forward-looking statement.  These forward-looking statements involve risks and uncertainties that are subject to change based on various important factors (some of which, in whole or in part, are beyond the Bank’s control).  Numerous competitive, economic, regulatory, legal and technological factors, among others, could cause the Bank’s financial performance to differ materially from the goals, plans, objectives, intentions and expectations expressed in such forward-looking statements.  The Bank cautions that the foregoing factors are not exclusive, and neither such factors nor any such forward-looking statement takes into account the impact that any future acquisition may have on the Bank and any such forward-looking statement.  The Bank does not undertake to update any forward-looking statement whether written or oral, that may be made from time to time by or on behalf of the Bank.

*First Published by the Reading Eagle on August 26, 2010 at http://readingeagle.com/article.aspx?id=244122.  Bracketed language has been changed from original publication.